[NCO Group, Inc. LOGO]
For further information:                                            NEWS RELEASE

At NCO Group, Inc.                      At the Financial Relations Board
Michael J. Barrist,                     Joe Calabrese (General)
Chairman and CEO                        Judith Sylk-Siegel (Media)
Steven L. Winokur,                      Nicole Engel (Analysts)
EVP, Finance and CFO                    (212) 661-8030
(215) 793-9300
www.ncogroup.com

For Immediate Release

           NCO GROUP, INC. DISCUSSES IMPACT OF SEPTEMBER 11TH ATTACKS
              AND ANNOUNCES AUTHORIZATION OF STOCK REPURCHASE PLAN

FORT WASHINGTON, PA, September 26, 2001 - NCO Group, Inc. ("NCO") (Nasdaq:
NCOG), a leading provider of accounts receivable management and collection services, announced today that the September 11th terrorist attacks will adversely affect its near term earnings.

Immediately following the attacks, NCO's outbound calling operations were limited as certain clients mandated the temporary suspension of outgoing calls to the New York City and Washington, D.C. areas, while others requested a suspension of all collection efforts out of respect for the tragedy. Further effects were felt as mail service and overnight delivery services were delayed.

Currently, management expects its September revenue to be approximately $6.0 million below previous expectations, which will cause third quarter diluted earnings per share to be approximately $.08 to $.10 below the guidance provided on August 1, 2001. Management is currently monitoring consumer response, mail volumes and payment patterns in an effort to determine the long-term effect of the drop in consumer confidence resulting from the September 11th events and its impact on future earnings.

Michael J. Barrist, Chairman and Chief Executive Officer, stated, "All of us at NCO were deeply saddened by the tragic events of September 11, 2001. Like many companies, we temporarily adjusted our operating strategy immediately following the attack to allow both our clients and consumers time to adjust to what had transpired. During the last two weeks, we have worked closely with our clients to assure that our collection activities return to normalcy in a responsible manner. We have already begun to see steady improvement in our collections and the majority of our client initiated call restrictions have been lifted. While we are encouraged by this trend, we are not able to ascertain what ongoing adverse effects will remain as a result of diminished consumer confidence and the numerous forbearance programs that have been put into effect by our clients. We will continue to monitor consumer payment patterns over the next several weeks and we expect to provide revised investor guidance for the fourth quarter and beyond as it becomes available."

In addition, NCO's Board of Directors and its lender group have authorized the repurchase of up to $15.0 million of its currently issued common stock, subject to a limit of one million shares. The share purchases will be made from time to time, depending on market conditions. Shares may be purchased either in the open market or through privately negotiated transactions. The repurchase program does not obligate NCO to acquire any specific number of shares and may be discontinued at any time.

"NCO's board authorized this repurchase program because we have confidence in both the financial markets, and NCO's position as the industry leader in the accounts receivable management and collection industry. Additionally, we believe that, depending on market conditions, this repurchase program offers an excellent opportunity to increase shareholder value," said Michael J. Barrist.

NCO Group, Inc. is the largest provider of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail, commercial, education, telecommunications, utilities and government sectors.

                 ----------------------------------------------

Certain statements in this press release, including, without limitation, statements as to NCO's, or management's outlook as to financial results in 2001 and beyond, statements as to the effects of the terrorist attacks and the economy on NCO's business, statements as to NCO's intention repurchase shares of its common stock from time to time under its stock repurchase plan, statements as to the effects of potential business opportunities, statements as to the NCO's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that the NCO will not be able to implement its five-year strategy as and when planned, the risk that the NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations, and other risks detailed from time to time in the NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 16, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained, without charge except for exhibits, by written request to Steven L. Winokur, Executive Vice President, Finance/CFO, NCO Group, Inc., 515 Pennsylvania Avenue, Ft. Washington, PA 19034.

                        --------------------------------

         For more information on NCO Group, Inc., via fax at no charge, dial 1-800-pro-info and enter ticker symbol NCOG.
                                       ###